Exhibit F-1

                                               March 8, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      Re:   Application on Form U-1 of Enron Corp. et al., SEC File No.
            ------------------------------------------------------------
70-10200

Ladies and Gentlemen:

     This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the above-referenced application (the "Omnibus Application") of Enron Corp. ("Enron"), on its behalf and on behalf of its subsidiaries listed in Exhibit H of the Omnibus Application (collectively, "Applicants")./1 The Omnibus Application seeks an order of the Commission under the Public Utility Holding Company Act of 1935 (the "Act") authorizing certain financing transactions, non-utility corporate reorganizations, dividend distributions, affiliate sales of goods and services, and other transactions, all as more fully described in the Omnibus Application, to allow Enron and its subsidiaries to continue to operate their businesses as both debtors in possession in bankruptcy and non-debtors./2

     Among other things, the Applicants seek an order of the Commission: (i) authorizing Enron to enter into certain indemnification and tax allocation agreements in connection with the formation of Prisma Energy International Inc. and CrossCountry Energy Corp., as described in the Omnibus Application; (ii) authorizing the issuance of new securities for the purpose of financing foreign utility companies ("FUCOs") and acquiring FUCO securities; (iii) granting authorization for transactions involving the acquisition of securities, indemnifications and guarantees as they may occur in the context of the sale of any Enron group company; (iv) granting relief from the dividend and acquisition, retirement and redemption restrictions under Section 12(c) of the Act and the rules thereunder as necessary in furtherance of the chapter 11 process to reorganize and reallocate value in the Enron group (except as to transactions involving Portland General Electric Company); and (v) authorizing certain affiliate transactions among the Applicants. In addition, Portland General Electric Company, a non-debtor entity and Enron's only public utility subsidiary, seeks Commission authorization to issue short-term debt in accordance with an existing short-term revolving credit facility with certain banks and authorization to issue short-term debt in the form of institutional borrowings, bid notes, and commercial paper as necessary to supplement or replace the short-term revolving credit facility.

--------
1 Any terms used in this opinion have the same meanings assigned to them in the Omnibus Application.

2 Enron and certain of the other Applicants are debtors in possession under chapter 11 of the Bankruptcy Code. The debtors have filed a chapter 11 plan ("Plan") and related disclosure statement with the United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court"). The Plan and disclosure statement are Exhibits I-1 and I-2 to the Omnibus Application. Certain operating subsidiaries of Enron, including Portland General Electric Company, Enron's sole public utility subsidiary are not in bankruptcy.

Securities and Exchange Commission
March 8, 2004
Page 2


     As General Counsel of Enron, I deliver this opinion to you for filing as Exhibit F-1 to the Omnibus Application. I am a member of the bar of Texas. I am not a member of the bar of any other state of the United States, including states in which certain of the Applicants are organized and doing business, and I do not hold myself out as an expert in the laws of such states. For purposes of this opinion, as described herein, I have relied on advice from counsel employed or retained by the Applicants with respect to matters under the laws of states other than Texas, and on advice from the firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P. with respect to matters under the Act.

     In connection with this opinion letter, I or other attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of Enron and its subsidiary companies, certificates of public officials, certificates of officers and representatives of Enron and its subsidiary companies, and such other documents or other records as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to such opinions, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents. In addition, the opinions expressed herein are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     a. The Commission shall have duly entered an appropriate order or orders with respect to the transactions proposed in the Omnibus Application, granting and permitting the Omnibus Application to become effective under the Act and the rules and regulations thereunder, and such transactions are consummated in accordance with the Omnibus Application and the Commission's orders;

     b. The transactions proposed in the Omnibus Application shall have been duly authorized and approved to the extent necessary by the Bankruptcy Court, and, as the case may be, by the boards of directors or other governing bodies of the Applicants;

     c. The transactions proposed in the Omnibus Application shall have been, to the extent applicable, consummated in accordance with the Plan and Disclosure Statement;

     d. All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the transactions under the Omnibus Application shall have been obtained or made, as the case may be, and shall have become final and unconditional in all respects and shall remain in

Securities and Exchange Commission
March 8, 2004
Page 3


          effect (including the approval and authorization of the Commission under the Act) and such transactions shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations;

     e. Applicants shall have obtained all consents, waivers and releases, if any, required for the transactions described in the Omnibus Application under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits;

     f. No act or event, including but not limited to changes in laws or regulations and changes in, or new facts, shall have occurred subsequent to the date hereof which would necessitate a change in the opinions expressed below.

     Further, this opinion is provided on the basis of information and records believed to be substantially accurate, which have been compiled to the best of our abilities under the circumstances. However, Enron's bankruptcy was followed by the dismissal of its auditors, investigations by numerous state and federal agencies, and the filing of numerous law suits. A significant number of Enron employees were terminated from their positions or left the company voluntarily for employment elsewhere, and many Enron subsidiaries and assets have been sold, wound down, and or closed. All these factors have caused significant disruption at Enron and, therefore, it is impossible to determine with certainty that we have reviewed all information and records that are material to the transactions discussed herein.

     The transactions proposed in the Omnibus Application will occur over time in connection with the operation of the Enron group companies in the ordinary course of business. In addition, other transactions will occur in conjunction with the restructuring, sale and dissolution of Enron businesses in furtherance of Enron's chapter 11 plan. Enron will subject transactions that may be effected under the authorizations requested in Omnibus Application to legal and business reviews. The objective of this process is to assure that applicable law is complied with and that the transactions benefit the Debtors' chapter 11 estates and the creditors of such estates. In that connection, Enron employs approximately 90 in-house counsel located in its headquarters and in its several business units located in the United States and overseas. Enron supplements such counsel with local counsel and specialists in various areas of the law as necessary to assure that the legal review of proposed transactions is thorough and that such transactions are conducted in accordance with applicable law.

     Given the broad scope of Enron's operations, the number of entities in the Enron group (approximately 1,800) and the complexity of some of the corporate and financial structures that Enron had used to hold and finance various assets and companies, it is impossible to state in advance with certainty that in each and every case all applicable laws will be observed. However, there is a very low likelihood that any material transaction entered into would not comply with applicable law. As a debtor in possession under chapter 11, any transaction that

Securities and Exchange Commission
March 8, 2004
Page 4


Enron would enter into outside of the ordinary course of business must be submitted to the Bankruptcy Court for approval. Such transactions also are reviewed by the Creditors' Committee and their legal counsel. Prior to submission to the Bankruptcy Court, material transactions are reviewed by Enron's Business Transaction Review Committee ("BTRC") and Enron's board of directors. These reviews follow the reviews conducted by persons in the affected businesses units with responsibility for the legal, tax and operational aspects of such businesses. Each principal business unit has its General Counsel and legal staff that is charged with maintaining the company's compliance with applicable law.

     This review process is formalized. A written Deal Approval Sheet ("DASH") is prepared for each material transaction. The DASH summarizes the key aspects of the proposed transaction and indicates that the transaction was submitted to the appropriate legal and other reviews prior to implementation and prior to its submission to the BTRC, the board of directors, or the Bankruptcy Court for approval.

     Based on the process described above, and subject to such qualifications discussed herein, I am reasonably confident that the transactions proposed in the Omnibus Application would be conducted in accordance with applicable law. In particular, Enron will take all reasonable measures to assure that:

     a. All state laws applicable to the Applicants in connection with the transactions proposed in the Omnibus Application will be complied with at the time Applicants undertake such transactions; however, I express no opinion as to the need to comply with state blue sky laws;

     b. Each of the Applicants issuing securities being sold, acquired, guaranteed, assumed or modified in connection with the transactions proposed in the Omnibus Application is validly organized and duly existing in its respective state of incorporation;

     c. Any shares of stock to be issued in connection with the transactions proposed in the Omnibus Application will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

     d. Any debt instruments to be issued in connection with the transactions under the Omnibus Application will be valid and binding obligations of the issuer or guarantor in accordance with the terms of such instruments, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting the enforceability of creditor's rights generally and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

Securities and Exchange Commission
March 8, 2004
Page 5


     e. Applicants may legally acquire any securities or assets proposed to be acquired in the Omnibus Application.

     f. The consummation of the transactions under the Omnibus Application will not violate the legal rights of the holders of any securities issued by the Applicants or any subsidiary or affiliate company thereof. However, as described in the Plan, it is unlikely that Enron stockholders will receive distributions under the Plan.

     This opinion is solely for your use in connection with your consideration of the above-referenced application, and may not be relied upon by you for any other purposes and may not be relied upon by others for any purpose. I hereby consent to the use of this opinion as an exhibit to the Omnibus Application.


                                          Very truly yours,


                                          /s/ Robert H. Walls, Jr.
                                          ------------------------------
                                          Robert H. Walls, Jr.
                                          General Counsel for Enron Corp.